Exhibit 99.5

FIRST AMENDMENT TO NON-QUALIFIED STOCK OPTION AGREEMENT

THIS FIRST AMENDMENT TO NON-QUALIFIED STOCK OPTION AGREEMENT (the “Amendment”), dated July 2014, is entered into by and among Assembly Biosciences, Inc., a Delaware corporation formerly known as Ventrus Biosciences, Inc. (“Parent”), Assembly Pharmaceuticals, Inc., a Delaware corporation (“Assembly”), and Lee Arnold (“Optionee”).

RECITALS

WHEREAS, Assembly granted an option to Optionee to purchase 500,000 shares of the common stock of Assembly (the “Option”), pursuant to, and in accordance with the terms and conditions of, the Non-Qualified Stock Option Agreement dated May 16, 2014, by and between Assembly and Optionee (the “Option Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Option Agreement);

WHEREAS, Parent, Assembly Acquisition, Inc., a Delaware corporation (“Merger Sub”), and Assembly entered into that certain Agreement and Plan of Merger and Reorganization, dated as of May 16, 2014, as amended by that certain First Amendment to Agreement and Plan of Merger and Reorganization, dated July 9, 2014 (as amended, the “Merger Agreement”);

WHEREAS, pursuant to Section 5.12 of the Merger Agreement, upon consummation of the transactions contemplated by the Merger Agreement, the Option was converted into and became an option to purchase common stock of Parent, and Parent assumed the Option in accordance with the terms of the Option Agreement;

WHEREAS, Parent, Merger Sub and Assembly consummated the transactions contemplated by the Merger Agreement on July 11, 2014;

WHEREAS, immediately after consummation of the transactions contemplated by the Merger Agreement, Parent effected a 1-for-5 reverse stock split of its common stock (the “Stock Split”);

WHEREAS, pursuant to Section 6(d) of the Option Agreement, the shares subject to the Option are adjusted accordingly in the event of a stock split; and

WHEREAS, Assembly and Optionee desire to amend to Option Agreement pursuant to Section 7(c) of the Option Agreement to (a) update, for record purposes only, the number of shares of common stock of Parent to which the Option may be converted, after taking into account the Stock Split and the consummation of the transactions contemplated by the Merger Agreement, and (b) replace Assembly as a party thereto with Parent, and Parent desires to, in accordance with the terms of the Option Agreement and the Merger Agreement, succeed to all rights and obligations of Assembly under the Option Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assembly, Optionee and Parent hereby agree as follows.

1.           Amendments.

1.1.           No. of Shares and Option Exercise Price. The number of shares of common stock of Parent underlying the Option is 155,420 and the exercise price of such Option is $2.22 per share.

1.2.           The Company. Any and all references to “Company” under the Option Agreement shall be to Assembly Biosciences, Inc. (as a successor to Assembly Pharmaceuticals, Inc.).

2.           Miscellaneous.

2.1           Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document. Any facsimile or other electronic transmission (including pdf) of a signed counterpart shall be deemed to be an original counterpart and any signature appearing thereon shall be deemed to be an original signature.

2.2           Option Agreement; Governing Provisions. Except as otherwise modified by this Amendment, the Option Agreement remains in full force and effect without modification or waiver. Except as otherwise provided herein, the terms of the Option Agreement shall govern this Amendment.

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IN WITNESS WHEREOF, each of the parties has caused this First Amendment to Non-Qualified Stock Option Agreement to be duly executed on its behalf as of the day and year first above written.

ASSEMBLY BIOSCIENCES, INC.

By:	/s/ Russell H. Ellison
Name:	Russell H. Ellison
Title:	CEO

ASSEMBLY PHARMACEUTICALS, INC.

By:	/s/ Derek A. Small
Name:	Derek A. Small
Title:	Chairman, CEO

LEE ARNOLD

/s/ Lee Arnold